Exhibit 99.1

Capital One Financial Corporation

Monthly Charge-off and Delinquency Statistics

As of and for the month ended October 31, 2008

National Lending Metrics (Managed Basis)

(dollars in thousands)

October 2008
U.S. Card Metrics
Net Principal Charge-Offs	$376,305
Average Loans Held for Investment	$69,050,259
Annualized Net Charge-Off Rate	6.54%
30 Days + Delinquencies	$3,096,918
Period-end Loans Held for Investment	$69,086,305
30 Days + Delinquency Rate	4.48%

Auto Finance Metrics
Net Principal Charge-Offs	$101,903
Average Loans Held for Investment	$22,230,802
Annualized Net Charge-Off Rate	5.50%
30 Days + Delinquencies	$2,012,252
Period-end Loans Held for Investment	$22,012,564
30 Days + Delinquency Rate	9.14%

International Metrics
Net Principal Charge-Offs	$52,214
Average Loans Held for Investment	$10,195,363
Annualized Net Charge-Off Rate	6.15%
30 Days + Delinquencies	$489,829
Period-end Loans Held for Investment	$9,246,738
30 Days + Delinquency Rate	5.30%

Reconciliation to GAAP Measures

Our “managed” consolidated financial statements reflect adjustments made related to effects of securitization transactions qualifying as sales under accounting principles generally accepted in the United States (“GAAP”). We generate earnings from our “managed” loan portfolio which includes both the on-balance sheet loans and off-balance sheet loans. Our “managed” income statement takes the components of the servicing and securitizations income generated from the securitized portfolio and distributes the revenue and expense to appropriate income statement line items from which they originated. For this reason, we believe the “managed” consolidated financial statements and related managed metrics to be useful to stakeholders.

Reportable Segments

We manage our business as two distinct operating segments: Local Banking and National Lending. The Local Banking and National Lending segments are considered reportable segments based on quantitative thresholds applied to the managed loan portfolio for reportable segments provided by SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. As management makes decisions on a managed basis within each segment, information about reportable segments is provided on a managed basis.

Net Charge-Off Rate

Average Loans Outstanding used in the calculation of the Net Charge-Off Rate includes an estimate of the uncollectible portion of finance charge and fee receivables. We recognize earned finance charges and fee income on open ended loans according to the contractual provisions of the credit arrangements. When we do not expect full payment of finance charges and fees, we do not accrue the estimated uncollectible portion as income. The estimated uncollectible portion of finance charges and fees is adjusted quarterly.

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